Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS

Salt Lake City, Utah – April 6, 2010 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fiscal second quarter ended February 27, 2010.  Reported net sales totaled $31.8 million, an increase of 6.2% compared to $29.9 million in the second quarter of fiscal 2009.  Adjusted EBITDA for the quarter was $2.2 million, a $3.8 million improvement compared to an Adjusted EBITDA loss of $1.6 million in the second quarter of fiscal 2009.  The net loss before income taxes improved $2.5 million to $1.4 million in fiscal 2010 from $3.9 million in fiscal 2009.  Including the benefit for income taxes, the net loss totaled $0.4 million, or ($0.03) per diluted share for the second quarter of fiscal 2010 compared to a net loss of $0.6 million, or ($0.05) per diluted share, in the second quarter of fiscal 2009.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “Our second quarter results reflected the continued positive momentum that we began to experience during the latter part of the last fiscal year. Revenues were slightly ahead of our expectations due to broad-based strength across most of our major channels, including our domestic direct offices, international licensees, and practices. Excluding our self-funded marketing programs, our revenue increased nearly 10%, which marks the highest revenue growth we have achieved since the fourth quarter of fiscal 2007. We also achieved further improvements in our gross margin and, given our meaningfully reduced cost structure, we were able to achieve another significant improvement in Adjusted EBITDA.”

Mr. Whitman continued, “Our bookings continue to be solid, which we believe will result in continued improvement in our third quarter and fourth quarter results.  During March, we booked more than 700 days of training for future delivery, up considerably from 397 days booked during March 2009.  Our solutions-oriented practice offerings, which address problems such as trust, customer loyalty, and execution, are gaining significant traction with a number of our organizational clients.  We also have been particularly encouraged to see our field offices and facilitator business resume growth after declining in fiscal 2009. With positive revenue trends, a growing pipeline of future business, and a streamlined cost structure, we continue to believe that we are well positioned to achieve a significant increase in profitability this fiscal year and beyond.”

Fiscal Second Quarter 2010 Results
Sales from the Company’s direct offices that serve clients in the U.S. and Canada and its Government Services group were $14.3 million, a 12% increase compared to $12.8 million in the second quarter of fiscal 2009.  Three of the Company’s four regional sales offices and the Government Services group contributed to growth in the second quarter.

Sales from the Company’s international direct offices were $8.3 million, a decline of 6% compared to $8.8 million in the second quarter of fiscal 2009.  Growth from the Company’s U.K. and Australia direct offices was offset by continued weakness in sales at the Company’s direct office in Japan.

Licensee royalty revenues were $2.1 million, an increase of 17% compared to $1.8 million in the second quarter of fiscal 2009.  Sales improved at nearly all of the Company’s largest international licensee partners compared to the prior year.

The Company’s sales from its National Account Practices totaled $3.9 million, which represents a 61% increase compared to $2.4 million in the second quarter of 2009.   The improvement in practice sales was primarily driven by increases in the Company’s Sales Performance, Customer Loyalty, and Education practice, which includes The Leader In Me curriculum.

Self-funded marketing sales, which include public programs and speeches, totaled $1.8 million, a decline of 31% compared to $2.6 million in the second quarter of 2009.  The decline in self-funded marketing sales was due to a planned decision to reduce the number of public seminars offered and fewer speeches delivered during the quarter.  These reductions did not materially impact profitability due to the essentially breakeven nature of these programs.  Excluding self-funded marketing, net sales increased 10% compared to the second quarter of fiscal 2009.

Other sales, which consist primarily of leasing and shipping revenues were $1.3 million, a decrease of 11% compared to $1.4 million in the second quarter of 2009.  This decrease was primarily due to the expiration of certain lease contracts at the Company’s corporate campus.

Gross margin was 63.6% of sales, compared to 62.5% of sales in the second quarter of fiscal 2009.  This increase was primarily due to an improved mix of training and consulting programs sold during the quarter as well as higher licensee royalty revenues.

Selling, general and administrative (SG&A) expenses totaled $18.9 million, an improvement of $1.3 million compared to $20.3 million in the second quarter of fiscal 2009. The reduction in SG&A expenses was primarily due to the initiatives the Company has implemented over the past year to reduce its cost structure.  As a percentage of sales, SG&A expenses were 59.6% of sales, compared to 67.7% of sales in the second quarter of fiscal 2009.  SG&A expenses for the second quarter of fiscal 2010 included a charge of $0.3 million for taxes resulting from the forgiveness of certain management stock loans, as well as $0.7 million for the reimbursement of airfare expenses previously paid by the Company’s CEO for business travel pursuant to a change in policy approved by the Board of Directors.  Excluding these items, SG&A expenses were $18.0 million, a $2.3 million decrease compared to $20.3 million in the second quarter of fiscal 2009.

As of February 27, 2010, the Company had $3.2 million in cash and cash equivalents compared to $1.1 million at November 28, 2009.  The Company had $10.5 million outstanding on its line of credit as of February 27, 2010, down from $11.2 million as of November 28, 2009.  During the quarter ended February 27, 2010, the Company completed the modification of its existing line of credit facility.  The modification of the terms of the facility included a one-year extension of the maturity date to March 2011.

Year-to-Date Fiscal 2010 Results
Reported net sales for two quarters ending February 27, 2010 were $65.7 million, a 1.0% increase compared to $65.0 million for the comparable period in the prior year.  Excluding self-funding marketing sales, the Company’s sales grew 4.8% compared to fiscal 2009.  Adjusted EBITDA totaled $6.0 million, a $6.5 million improvement compared to an Adjusted EBITDA loss of $0.5 million in fiscal 2009.  Loss before income taxes was $0.3 million, a $5.1 million improvement compared to the $5.4 million loss for the two quarters ending February 28, 2009.  Including the income tax benefit, the net loss for the  two quarters ending February 27, 2010 also improved and was $0.1 million, or $(0.01) per diluted share compared to a loss of $1.2 million, or $(0.09) per diluted share in fiscal 2009.  The improvement in the Company’s financial performance was consistent with the improvements noted for the quarter ended February 27, 2010 and included increased sales, improved gross margins, and significantly reduced SG&A expenses.

Earnings Conference Call
On Tuesday, April 6, 2010, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the second quarter ended February 27, 2010.  Interested persons may participate by dialing 1-800-638-4930 (International participants may dial 1-617-614-3944), access code: 17882109.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=2959850.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on April 12, 2010 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 42802364.  The webcast will remain accessible through April 12, 2010 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: expected sales; reductions in capital requirements and cost structure; expected levels of profitability; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring plan; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net loss from operations excluding the impact of interest expense, income tax benefit, equity from the earnings of an equity method investee, amortization, depreciation, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over the Company’s history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in 147 countries.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. Kate Messmer 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts )

	Quarter Ended		Two Quarters Ended
	February 27,	February 28,	February 27,	February 28,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$31,757	$29,903	$65,658	$64,984

Cost of sales	11,552	11,220	23,941	24,604
Gross profit	20,205	18,683	41,717	40,380

Selling, general, and administrative	18,942	20,253	36,635	40,864
Depreciation	1,012	906	1,986	1,809
Amortization	940	903	1,901	1,804
Income (loss) from operations	(689)	(3,379)	1,195	(4,097)

Equity in earnings of equity investee	-	224	-	224
Interest expense, net	(733)	(744)	(1,448)	(1,519)
Loss before income taxes	(1,422)	(3,899)	(253)	(5,392)

Income tax benefit	1,041	3,266	120	4,190
Net loss	$(381)	$(633)	$(133)	$(1,202)

Net loss per share attributable to common shareholders
Basic	$(0.03)	$(0.05)	$(0.01)	$(0.09)
Diluted	$(0.03)	$(0.05)	$(0.01)	$(0.09)

Weighted average common shares
Basic	13,489	13,385	13,473	13,381
Diluted	13,489	13,385	13,473	13,381

Sales Detail by Category:
Training and consulting services	$28,151	$25,566	$58,407	$56,047
Products	2,803	3,431	5,649	7,112
Leasing	803	906	1,602	1,825
Total	$31,757	$29,903	$65,658	$64,984

Sales Detail by Region/Type:
U.S./Canada direct	$14,329	$12,796	$28,440	$26,977
International direct	8,298	8,792	17,218	19,406
Licensees	2,140	1,832	4,548	4,655
National account practices	3,904	2,427	8,651	5,464
Self-funded marketing	1,820	2,633	3,760	5,905
Other	1,266	1,423	3,041	2,577
Total	$31,757	$29,903	$65,658	$64,984

FRANKLIN COVEY CO.

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

			Two Quarters	Two Quarters
	Quarter Ended	Quarter Ended	Ended	Ended
	February 27,	February 28,	February 27,	February 28,
	2010	2009	2010	2009
Reconciliation of net loss to Adjusted EBITDA:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss	$(381)	$(633)	$(133)	$(1,202)
Adjustments:
Interest expense, net	733	744	1,448	1,519
Income tax benefit	(1,041)	(3,266)	(120)	(4,190)
Earnings from an equity method investee	-	(224)	-	(224)
Amortization	940	903	1,901	1,804
Depreciation	1,012	906	1,986	1,809
Non-recurring expenses	954	-	954	-

Adjusted EBITDA	$2,217	$(1,570)	$6,036	$(484)